Agreement No.__________

Agency Agreement

Shaanxi Baishui Dukang Brand Management Co., Ltd.

AGENCY AGREEMENT

Party A: Shaanxi Baishui Dukang Brand Management Co., Ltd.
Party B: Ms. Xue Aixian   ID card No.:   612101195412020826

In view of that Party B agrees to renewal the nationwide franchise buyout of the products of Party A — “Baishui Dukang · Refined Liquor Series (four kinds of liquor products)” which has already circulated in the market, Party A and B have reached an agreement through friendly consultation to conclude the following contract:

1.	Party B buy out the nationwide franchise of the products of Party A — “Baishui Dukang · Refined Liquor Series” which has already circulated in the market.
2.	The term of the buyout is from May 21, 2010 to May 20, 2011. When the agreement terminates and Party B is willing to renewal it, Party B owns the rights to first renew the agreement.
3.
The fee for the buyout is for RMB1,200,000 (RMB one point two million yuan), 60% of the fee shall be paid before May 30, the remaining 40% of it shall be paid before August 31, 2010, otherwise there shall be an overdue fine for 5‰ per day.

4.	During the period of the buyout, Party A shall guarantee the requirements of Party B for products and ensure that the product quality should meet the national quality standards.
5.	During the period of the buyout, Party B shall in charge of the product sales network of Party A, and Party A can not sell any of the buyout products.
6.
Party B assures of completing the sales target for RMB 3,000,000 during the period of the buyout, or each 10 percent decrease on the uncompleted sales target will result in 5 percent increase on the buyout fee.

7.	The Agreement is in duplicate with the equal legal effect and each party holds one copy.

Party A:	Party B:
Shaanxi Baishui Dukang Brand Management Co., Ltd.	Ms. Xue, Aixian

Date: May 12, 2010	Date: May 12, 2010